SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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[   ]           Definitive Proxy Statement
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[   ]           Soliciting Material Pursuant to 240.14a-12

PRESIDENTIAL LIFE CORPORATION
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(Name of Registrant as Specified In Its Charter)

HERBERT KURZ
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Herbert Kurz
511 Gair Street
Piermont NY 10968

August 6, 2010

Dear Fellow Shareholder,

My name is Herbert Kurz.  I founded Presidential Life in 1965 and was Chairman and Chief Executive Officer for more than 40 years.  I am the largest individual shareholder of the Company, owning more than 8% of the outstanding shares. The Kurz Family Foundation, of which I am a director, currently owns about 18% of the Company’s stock.

I’m frustrated that the Company operations continue to struggle.  The GAAP return on equity of 0.44% for 2009 and 1.5% (annualized) for the first quarter of 2010 suggests that the Company may be earning less than its cost of capital.  The Company suffered a reduction in Capital and Reserve of almost $100 million this past year. I’m frustrated that our stock, which once traded as high as $26, now languishes in the $9 to $10 range which is less than 50% of book value.

A $100 investment in Presidential shares on December 31, 2007 declined to $55.40 on December 31, 2009 compared to $86.53 for a similar investment in the S&P 600 Small Cap Index.

This Company survived and thrived for 40 plus years, rising to a market capitalization of approximately $775 million in mid 2006.  How did we achieve this enhanced worth? A PROFITABLE BUSINESS PLAN and the practice (even worship) of FRUGALITY. It’s the most effective way of turning a profitable activity into capital. At the time when my authority as CEO was effectively stripped away by the other directors (at the end of 2007) the Company had a comfortable cash reserve and our stock was selling at $17.51.  The present management uses none of these business practices.  We believe their business plan is not sufficiently profitable.  They ignore the practice of frugality as evidenced by spending millions of dollars to maintain their jobs and benefits.

PROTECT THE VALUE OF YOUR INVESTMENT.
RETURN THE GOLD PROXY CARD TODAY

Compare the market value of Presidential stock owned by all of their directors to their wasteful outlay, $2,000,000 vs. almost $5,000,000 wasted.  With an excellent staff, motivated agents, successful business plans, and frugality we successfully navigated our company from its $6/share original cost to a market value (with stock splits) of $1000/share along with a steady stream of dividends.

Please join me in bringing a slate of experienced and highly qualified directors to the Board. The Board I urge you to vote for has solid experience and a proven track record and will reverse the waste that we believe undermines current operations.

OUR SLATE OF DIRECTORS:

Mr. Herbert Kurz was Chairman and CEO of the Company, of which he was founder, for over forty years.

Ms. Donna L. Brazile is a well-known and highly-regarded consultant in the government/political world and a former director of the Company’s Insurance subsidiary.

Mr. William J. Flynn served as CEO of Mutual of America and Chairman of the Board of the Life Insurance Council of New York and has been head of LICONY, our trade organization.

Mr. John F.X. Mannion served as CEO of Unity Mutual Insurance Co. and has been head of LICONY, our trade organization.

Mr. Donald Shaffer was President of a full-service insurance agency for more than 30 years and is also an attorney.

Mr. Douglas B. Sosnik is a well-known and highly-regarded political consultant and also a former director of the Company’s Insurance subsidiary.

Daniel M. Theriault is a twenty-plus year Wall Street analyst and fund manager specializing in the insurance industry.

Dr. Cliff Wood is the President of Rockland Community College.

VOTE YOUR GOLD PROXY CARD TODAY.

My nominees and I are committed to maximizing value for the benefit of all shareholders.  That is why our first order of business will be to appoint a committee of the new board to explore strategic alternatives including perhaps the sale of our Company.  We will refocus on the fixed annuities business and apply our expertise to improve the investment portfolio. Finally, we would drastically rein in expenses and restore the bedrock principal that made Presidential great – frugality, leading to capital, which is king.  We are certain that we can improve the business from day one by firing all of the law firms, the P.R. Counsel, the compensation consultant, and all the other advisors which now burden the Company. We will restore frugality at all levels of operation.

Because several of us are intimately familiar with the Company, and because we have no present plans to replace management, we anticipate the election of the new Board will create almost no disruption to the operations of the Company.

My nominees and I will reverse what we believe is the Company’s current wrong direction and operate in our area of specialization – annuities.  We will focus on an orientation of integrity and profitability and work to make the dividends more secure.

Sincerely,

Herbert Kurz

PROTECT THE VALUE OF YOUR INVESTMENT.  RESTORE OUR
COMPANY’S SUCCESS. PLEASE SIGN, DATE AND RETURN THE
ENCLOSED GOLD CARD TODAY.  YOUR VOTE IS VERY IMPORTANT.

If you have any questions or require any assistance in voting your Shares, please contact Morrow & Co., LLC. the firm assisting me in my solicitation.

Morrow & Co., LLC.
470 West Avenue
Stamford, CT 06902
Stockholders Call Toll Free: 800-662-5200
Banks and Brokers Call Collect: 203-658-9400